Exhibit 3.1

ARTICLE OF AMENDMENT

OF

FREEDOM CAPITAL CORPORATION

Pursuant to the provisions of §2-605 of the Corporations and Associations Article of the Code of Maryland, the undersigned corporation hereby submits the following Article of Amendment for the purpose of amending its Articles of Amendment and Restatement.

Amendment Adopted

ARTICLE I of the SECOND Article shall be deleted in its entirety and replaced with the following:

ARTICLE I

NAME

The name of the Corporation is First Capital Investment Corporation.

Adoption of Amendment

This Article of Amendment to the Articles of Amendment and Restatement of Freedom Capital Corporation was advised and approved by the Board of Directors of the undersigned corporation pursuant to §2-605 of the Corporations and Associations Article of the Code of Maryland. The date of adoption of the foregoing amendment was January 6, 2017.

IN WITNESS WHEREOF, the undersigned corporation has caused this Article of Amendment to the Articles of Amendment and Restatement of Freedom Capital Corporation to be executed as of January 6, 2017.

FREEDOM CAPITAL CORPORATION

Attest:	/s/ Robert F. Amweg	By:	/s/ Jeffrey McClure
Name:	Robert F. Amweg	Name:	Jeffrey McClure
Title:	Secretary	Title:	President and Chief Executive Officer